Exhibit 10.30

[Letterhead of Onyx Software Corporation]

March 5, 2003

Mazama Capital Management, Inc.

One SW Columbia, Suite 1500

Portland, OR 97258

Re:	Letter Agreement

Ladies and Gentlemen:

We are in receipt of your letter dated March 4, 2003 relating to your beneficial ownership of 10,779,600 shares of Common Stock (the “Shares”) of Onyx Software Corporation (“Onyx”), which constitute approximately 21.1% of the outstanding shares of Onyx Common Stock. The Board of Directors of Onyx has reviewed your letter and determined that Mazama’s acquisition of the shares was made in good faith and without knowledge that such acquisition would, absent this determination by Onyx’s Board of Directors, make Mazama an “Acquiring Person” under the Rights Agreement dated October 25, 1999 between the Company and Mellon Investor Services LLC, formerly known as ChaseMellon Shareholder Services L.L.C., as rights agent (the “Rights Agreement”).

Under the terms of the Rights Agreement, Mazama would be required to divest itself of any Shares in excess of the number of Shares that would constitute 15% of Onyx’s issued and outstanding shares of Common Stock. Because it would be in neither our interest nor yours for Mazama to divest itself of excess Shares at this time, the Board of Directors has approved, conditioned upon your execution of this Letter Agreement, an amendment to the Rights Agreement, in the form attached hereto as Exhibit A (the “Amendment”), under which Mazama will become a “Grandfathered Shareholder,” and will thereby be permitted to retain its current ownership interest in Onyx.

In consideration of Onyx entering into the Amendment, Mazama hereby agrees that so long as Mazama “Beneficially Owns” (as defined in Section 1 of the Rights Agreement) more than 15% of Onyx’s outstanding shares of Common Stock, Mazama shall not:

(i)	in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any voting securities or assets of Onyx or any of its subsidiaries;

(ii)	propose to enter into, directly or indirectly, any merger or business combination involving Onyx or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of Onyx or any of its subsidiaries;

Mazama Capital Management, Inc.

March 5, 2003

(iii)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of Onyx or any of its subsidiaries;

(iv)	form, join or in any way participate in a “group” (within the meaning of Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Onyx;

(v)	vote against any candidates for Onyx’s Board of Directors recommended by Onyx or vote in favor of any candidates for Onyx’s Board of Directors who are not recommended by Onyx;

(vi)	advise, assist or encourage any other persons in connection with any of the foregoing;

(vii)	request that Onyx (or its directors, shareholders, officers, employees or agents), directly or indirectly, amend or waive any provision of this Letter Agreement; or

(viii)	take any action which might require Onyx to make a public announcement regarding the possibility of a business combination, merger or sale of assets.

Promptly following execution of this Letter Agreement, Onyx agrees to enter into the Amendment.

If Mazama agrees with the foregoing, please execute this Letter Agreement in the space provided below.

Sincerely, ONYX SOFTWARE CORPORATION			Accepted and Agreed: MAZAMA CAPITAL MANAGEMENT, INC.

By:	/s/ Paul B. Dauber	By:	/s/ Brian Alfrey
	Paul B. Dauber	Name:	Brian Alfrey
	Vice President, Chief Legal Officer and Secretary	Title:	Chief Operating Officer